Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbonite, Inc.

at

$15.00 Net Per Share

by

Copper Holdings, Inc.

A Wholly Owned Subsidiary of

j2 Global, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON JANUARY 26, 2015, UNLESS THE OFFER IS EXTENDED.

Copper Holdings, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of j2 Global, Inc., a Delaware corporation (“j2”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc., a Delaware corporation (“Carbonite”), at $15.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Consummation of the Offer is conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein, (ii) Carbonite not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or j2’s ability to acquire the Shares or Carbonite or otherwise diminishing the expected value to j2 of the acquisition of Carbonite and (iii) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In particular, this last condition would be satisfied if (a) the board of directors of Carbonite (the “Carbonite Board”) approves the acquisition of Shares in the Offer for purposes of Section 203 or (b) upon consummation of the Offer, the Purchaser acquires a number of Shares validly tendered and not validly withdrawn which, together with the Shares then owned by j2 and its subsidiaries, represent more than 85% of the total number of Shares outstanding (excluding Shares owned by (x) persons who are directors and also officers of Carbonite and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange). There is, however, no condition that a minimum percentage of the outstanding Shares be tendered. Provided that the condition set forth in clause (iii) above is satisfied or waived, including by way of the approval of the Carbonite Board as described above, and all other conditions are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.

Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

j2 and the Purchaser are seeking to negotiate a definitive agreement for the acquisition of Carbonite by j2 and are prepared to begin such negotiations immediately.

Subject to applicable law, j2 and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price). In addition, in the event that j2 enters into a merger agreement with Carbonite and such merger agreement does not provide for a tender offer, j2 and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by j2, the Purchaser and Carbonite and specified in such merger agreement.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

December 24, 2014

1

IMPORTANT

Any stockholder of Carbonite who desires to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Computershare Trust Company, N.A., the depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Procedure for Tendering Shares” or (ii) request that such stockholder’s broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer—Section 3—Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined in “Introduction”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser’s expense. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer may be found at http://www.sec.gov.

2

i

SUMMARY TERM SHEET

Copper Holdings, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of j2 Global, Inc., a Delaware corporation (“j2”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc., a Delaware corporation (“Carbonite”), at $15.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The following are some of the questions you, as a Carbonite stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. j2 and the Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

The information concerning Carbonite contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of Carbonite on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. j2 and the Purchaser have not independently verified the accuracy and completeness of such information. j2 and the Purchaser have no knowledge that would indicate that any statements contained herein relating to Carbonite taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to j2 and its subsidiaries including the Purchaser, collectively.

Who is offering to buy my securities?

The Purchaser, Copper Holdings, Inc., is a Delaware corporation formed for the purpose of making this Offer to acquire the outstanding Shares of Carbonite subject to the terms and conditions set forth herein. The Purchaser is a wholly owned subsidiary of j2. j2 is leading provider of services delivered through the Internet. See “The Offer—Section 9—Certain Information Concerning the Purchaser and j2.”

What securities are you offering to purchase?

We are offering to acquire all of the outstanding Shares of Carbonite. We refer to one share of Carbonite common stock as a “share” or “Share.” See “Introduction.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay $15.00 per Share to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

How long will it take to complete the Offer?

The timing of completing the Offer will depend on, among other things, the number of Shares we acquire pursuant to the Offer, and if and when any necessary approvals or waiting periods under the laws of the U.S. or any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer expire or are terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein.

Do you have the financial resources to pay for the Shares?

We will need approximately $415.0 million to acquire all outstanding Shares pursuant to the Offer, and to pay related fees and expenses. This amount takes into account 3,198,301 Shares subject to issuance pursuant to outstanding options as of September 30, 2014, but excludes Shares owned by j2 and its subsidiaries. We would need approximately $193.3 million to acquire 51% of the outstanding Shares pursuant to the Offer and to pay related fees and expenses. These amounts assume a purchase price of $15.00 per Share and take into account 3,198,301 Shares subject to issuance pursuant to outstanding options as of September 30, 2014, but exclude Shares owned by j2 and its subsidiaries. As of September 30, 2014, j2 and its subsidiaries had cash and cash equivalents in the amount of approximately $515 million. j2 expects to obtain the necessary funds from existing cash balances. The Offer is not conditioned on any financing arrangements or subject to a financing condition. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the Offer?

We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	the Purchaser, through our parent company, j2 (in light of j2’s financial capacity in relation to the amount of consideration payable), will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn, including Shares issuable upon exercise of outstanding options.

See “The Offer—Section 10—Source and Amount of Funds.”

What does the Board of Directors of Carbonite think of the Offer?

Within 10 business days after the date of this Offer to Purchase, Carbonite is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer, and the reasons for any such position.

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on January 26, 2015. We may, in our sole discretion, extend the Offer from time to time for any reason. If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

We may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer—Section 1—Terms of the Offer.”

What are the most significant conditions to the Offer?

Consummation of the Offer is conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein, (ii) Carbonite not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or j2’s ability to acquire the Shares or Carbonite or otherwise diminishing the expected value to j2 of the acquisition of Carbonite and (iii) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In particular, this last condition would be satisfied if (a) the board of directors of Carbonite (the “Carbonite Board”) approves the acquisition of Shares in the Offer for purposes of Section 203 or (b) upon consummation of the Offer, the Purchaser acquires a number of Shares validly tendered and not validly withdrawn which, together with the Shares then owned by j2 and its subsidiaries, represent more than 85% of the total number of Shares outstanding (excluding Shares owned by (x) persons who are directors and also officers of Carbonite and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange). There is, however, no condition that a minimum percentage of the outstanding Shares be tendered. Provided that the condition set forth in clause (iii) above is satisfied or waived, including by way of the approval of the Carbonite Board as described above, and all other conditions are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.

The consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Transfer,” not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within three NASDAQ Global Market (“NASDAQ”) trading days. However, the Depositary must receive the missing items within that three-trading-day period. See “The Offer—Section 3—Procedure for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You can withdraw tendered Shares at any time before the Offer has expired, and, Shares may also be withdrawn after February 23, 2015 unless theretofore accepted for payment as provided herein. Once we accept Shares for payment, you will no longer be able to withdraw them. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is provided. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information, to the Depositary while you have the right to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

Upon the terms and subject to the conditions of the Offer, we will pay for all validly tendered and not validly withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in “The Offer—Section 14—Conditions of the Offer.”

We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed, timely received and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message (as defined herein) in lieu of a Letter of Transmittal and any other required documents for such Shares. See “The Offer—Section 2—Acceptance for Payment and Payment of Shares.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Carbonite.

j2 and the Purchaser are seeking to negotiate a definitive agreement for the acquisition of Carbonite by j2 and are prepared to begin such negotiations immediately.

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

It is the intent of j2 and the Purchaser to acquire control of, and ultimately the entire equity interest in, Carbonite. If we complete the Offer, it is the current intention of j2 and the Purchaser ultimately to merge the Purchaser and Carbonite (the “Potential Merger”) so that Carbonite will become a wholly owned subsidiary of j2. The timing for any such Potential Merger will depend on the circumstances. Specifically, if:

•	(i) we enter into a definitive merger agreement with Carbonite with respect to the acquisition of Carbonite by j2 of an affiliate thereof, (ii) the conditions of Section 251(h) can be satisfied and, (iii) pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least a majority of the outstanding Shares on a fully diluted basis, we expect to consummate a second-step merger pursuant to Section 251(h) of the DGCL with Carbonite in which Carbonite will become a wholly owned subsidiary of j2;

•	j2 and the Purchaser determine that Section 251(h) is unavailable for any reason, then if, following consummation of the Offer, we accept for payment and pay for at least that number of Shares that,

when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares, j2 and the Purchaser intend to complete the second-step merger as a “short form” merger under the DGCL; and

•	pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least eighty five percent (85%) of the outstanding Shares (excluding Shares owned (i) by persons who are directors and also officers of Carbonite and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange), any merger between j2 or the Purchaser and Carbonite will require approval of the Carbonite Board, and it could take up to two annual meetings of the Carbonite shareholders to replace a majority of the members of the Carbonite Board.

In the Potential Merger as described in either of the first two bullets above, all Shares that were not purchased in the Offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the Offer (other than Shares owned by j2 or its subsidiaries (including, without limitation, the Purchaser)). If we purchase Shares pursuant to the Offer as described in the last bullet above, unless we enter into a merger agreement with Carbonite which is approved by the Carbonite Board, we will be under no legal obligation to complete a back-end merger. In addition, as discussed above, if we nonetheless choose to pursue such a merger, it could take a considerable amount of time to replace a majority of the Carbonite Board, and even then, due to the passage of time, we cannot assure you what consideration the Shares not purchased in the Offer would receive in such merger. See “The Offer—Section 12—Purpose of the Offer; Plans for Carbonite; Statutory Requirements; Short Form Merger.”

The treatment of your Shares if the Potential Merger does take place and you properly perfect your appraisal rights is discussed in “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

If the conditions to consummation of the Offer have been satisfied and Shares are purchased, will Carbonite continue as a public company?

If we purchase all the tendered Shares, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, that there may not be an active or liquid public trading market for the Shares, and/or that Carbonite may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. In addition, we intend to continue to pursue the Potential Merger to acquire all outstanding Shares as described above. The Potential Merger would cause the Shares to be no longer publicly traded. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender you will continue to hold your Shares, although your Shares may be affected, among other ways, as described above. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Are appraisal rights available in the Offer?

Appraisal rights are not available in the Offer. If the Potential Merger is consummated, holders of Shares at the effective time of such merger who do not vote in favor of, or consent to, the merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in such merger. See “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On December 2, 2014, the last trading day before j2 made public its proposal to acquire Carbonite (see “The Offer—Section 11—Background of the Offer; Other Transactions with Carbonite”), the last reported sale price of the Shares on NASDAQ was $11.76 per Share. On December 23, 2014, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on NASDAQ was $13.60 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See “The Offer—Section 6—Price Range of Shares; Dividends.”

What are the material U.S. federal income tax consequences of participating in the Offer?

The receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer and the amount of cash you receive for such Shares. If you are a U.S. Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-U.S. Holder (as defined in “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer. See “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer.

We recommend that you consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer (including the application and effect of any state, local or non-U.S. income and other tax laws).

Who can I talk to if I have questions about the Offer?

You can call D.F. King & Co., Inc., the information agent for the Offer, at (212) 269-5550 (collect) or (800) 884-4969 (toll-free). See the back cover of this Offer to Purchase.

To the Stockholders of Carbonite, Inc.:

INTRODUCTION

We, Copper Holdings, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of j2 Global, Inc., a Delaware corporation (“j2”), are offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc., a Delaware corporation (“Carbonite”), at $15.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with their services in such capacities in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

Consummation of the Offer is conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein (the “Antitrust Condition”), (ii) Carbonite not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or j2’s ability to acquire the Shares or Carbonite or otherwise diminishing the expected value to j2 of the acquisition of Carbonite (the “Impairment Condition”), and (iii) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “203 Condition”). In particular, the 203 Condition would be satisfied if (a) the board of directors of Carbonite (the “Carbonite Board”) approves the acquisition of Shares in the Offer for purposes of Section 203 or (b) upon consummation of the Offer, the Purchaser acquires a number of Shares validly tendered and not validly withdrawn which, together with the Shares then owned by j2 and its subsidiaries, represent more than 85% of the total number of Shares outstanding (excluding Shares owned by (x) persons who are directors and also officers of Carbonite and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange). There is, however, no condition that a minimum percentage of the outstanding Shares be tendered. Provided that the 203 Condition is satisfied or waived, including by way of the approval of the Carbonite Board as described above, and all other conditions are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer. See “The Offer—Section 14—Conditions of the Offer” for a list of additional conditions to the Offer.

Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

According to Carbonite’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2014 (the “Carbonite 10-Q”), as of October 31, 2014 there were

26,967,767 Shares issued and outstanding. As of the date of this Offer to Purchase, j2 and its subsidiaries beneficially own 2,539,920 Shares, representing approximately 9.42% of the issued and outstanding Shares as of October 31, 2014 as reported in the Carbonite 10-Q. Based on Purchaser’s review of the Carbonite 10-Q, we believe as of September 30, 2014 there were outstanding options to purchase 3,198,301 Shares and no other securities convertible into cash or securities based upon the value of the Shares. Based upon the foregoing, there were approximately 30,166,068 Shares on a fully diluted basis on October 31, 2014. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, Carbonite.

j2 and the Purchaser are seeking to negotiate a definitive agreement for the acquisition of Carbonite by j2 and are prepared to begin such negotiations immediately.

Subject to applicable law, j2 and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price). In addition, in the event that j2 enters into a merger agreement with Carbonite and such merger agreement does not provide for a tender offer, j2 and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by j2, the Purchaser and Carbonite and specified in such merger agreement.

If the Offer is consummated and we acquire, pursuant to the Offer or otherwise, at least ninety percent (90%) of the outstanding Shares, we would intend to consummate a “short form” second step merger pursuant to Section 253 of the DGCL without a vote of the board of directors of Carbonite (the “Carbonite Board”) or its stockholders. If we consummate the Offer and do not acquire at least ninety percent (90%) of the outstanding Shares, under the DGCL we could not effect a second step merger without both approval of the Carbonite Board and the affirmative vote of holders of a majority of the outstanding Shares. See “The Offer—Section 12—Purpose of the Offer; Plans for Carbonite; Statutory Requirements; Short Form Merger.”

No appraisal rights are available in connection with the Offer except in connection with the Potential Merger. See “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

In the event the Offer is terminated or not consummated, or after the expiration of the Offer, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

In accordance with Rule 14d-11 under the Exchange Act, if the time at which Purchaser accepts for payment all Shares validly tendered and not validly withdrawn prior to January 26, 2015 has occurred and we have paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer, we may, in our sole discretion, but are not obligated to, provide a subsequent offering period of at least three business days to permit additional tenders of Shares (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. If we elect to provide a Subsequent Offering Period, (i) it will remain open for such period or periods as we will specify of not fewer than three (3) business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer price. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not previously validly withdrawn in accordance with “The Offer—Section 14—Conditions of the Offer.” “Expiration Date” means 5:00 p.m., New York City time, on January 26, 2015, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer—Section 14—Conditions of the Offer,” which include, among other things, satisfaction of the Antitrust Condition, the Impairment Condition and the 203 Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4—Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not validly withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, to the extent required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

“Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time.

If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in “The Offer—Section 4—Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, in our sole discretion, but are not obligated to, provide a Subsequent Offering Period of at least three business days to permit additional tenders of Shares so long as, among other things, (i) the initial offering period of at least 20 business days has expired, (ii) we immediately accept and promptly pay for all securities validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed. We do not currently intend to provide a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The price per Share paid in the Offer of $15.00 per Share will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is provided.

We will make a request to Carbonite for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not validly withdrawn promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer—Section 14—Conditions of the Offer” have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer—Section 14—Conditions of the Offer.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3—Procedure for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

We will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares. In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message (as defined herein) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Withholding. Under U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” unless a tendering holder (1) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder should complete and return the IRS Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see Instruction 8 of the Letter of Transmittal and “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences.”

Appointment of Proxy. By executing a Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Carbonite’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Carbonite’s stockholders.

Determination of Validity. j2 will interpret the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto). All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, j2 or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 23, 2015, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares validly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer—Section 3—Procedure for Tendering Shares” at any time before the Expiration Date.

If we provide a Subsequent Offering Period (as described in more detail in “The Offer—Section 1—Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights will apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of j2, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Certain Material U.S. Federal Income Tax Consequences.

The following is a summary of certain material U.S. federal income tax consequences to holders whose Shares are tendered and accepted for payment pursuant to this Offer. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. This discussion applies to holders who hold Shares as capital assets for U.S. federal income tax purposes, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (including, without limitation, expatriates and certain former citizens of the United States, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, or persons liable for the alternative minimum tax) or to persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment or U.S. Holders whose functional currency is not the U.S. dollar. This discussion does not address any tax consequences arising under state, local or foreign tax laws or U.S. federal estate or gift tax laws.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer.

We recommend that you consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer (including the application and effect of any state, local or non-U.S. income and other tax laws).

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and your adjusted basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) exchanged. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder of Shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its net gains recognized upon a sale of Shares pursuant to the Offer, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder of Shares that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the sale of Shares pursuant to the Offer.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U. S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Shares.

In general, a Non-U.S. Holder who receives cash in exchange for Shares pursuant to the Offer will not be subject to U.S. federal income tax on any gain recognized, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange of Shares pursuant to the Offer, and certain other requirements are met; or

•	Carbonite is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of exchange, more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

We have made no determination as to whether Carbonite is or has been a United States real property holding corporation during the past five years for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments made to U.S. Holders pursuant to the Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. Holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. A non-U.S. Holder generally will be exempt from information reporting and backup withholding if it provides the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

The Shares are listed and traded on NASDAQ under the symbol “CARB.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources.

	High	Low
Year Ended December 31, 2012
Quarter Ended March 31, 2012	$11.69	7.90
Quarter Ended June 30, 2012	$11.70	6.74
Quarter Ended September 30, 2012	$10.14	5.78
Quarter Ended December 31, 2012	$10.12	5.75

Year Ended December 31, 2013
Quarter Ended March 31, 2013	$11.03	9.12
Quarter Ended June 30, 2013	$13.50	9.54
Quarter Ended September 30, 2013	$16.50	12.15
Quarter Ended December 31, 2013	$16.02	10.11

Year Ending December 31, 2014
Quarter Ended March 31, 2014	$13.80	9.07
Quarter Ended June 30, 2014	$12.00	8.31
Quarter Ended September 30, 2014	$12.50	9.42
Quarter Ending December 31, 2014 (through December 23, 2014)	$14.89	9.55

According to Carbonite’s publicly available documents, it has never paid a cash dividend on the Shares. If we acquire control of Carbonite, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the entire equity interest in Carbonite.

On December 2, 2014, the last trading day before j2 made public its proposal to acquire Carbonite (see “The Offer—Section 11—Background of the Offer; Other Transactions with Carbonite”), the last reported sale price of the Shares on NASDAQ was $11.76 per Share. On December 23, 2014, the last trading day before the commencement of the Offer, the last reported sale price of the Shares on NASDAQ was $13.60 per Share. You are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is consummated, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange and there may not be an active or liquid public trading market for the Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. It is the intent of j2 and the Purchaser to acquire control of, and ultimately the entire equity interest in, Carbonite. If we complete the Offer, it is the current intention of j2 and the Purchaser ultimately to consummate the Potential Merger so that Carbonite will become a wholly owned subsidiary of j2. The timing for any such Potential Merger will depend on the circumstances. Specifically, if:

•	(i) we enter into a definitive merger agreement with Carbonite with respect to the acquisition of Carbonite by j2 of an affiliate thereof, (ii) the conditions of Section 251(h) can be satisfied and, (iii) pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least a majority of the outstanding Shares on a fully diluted basis, we expect to consummate a second-step merger pursuant to Section 251(h) of the DGCL with Carbonite in which Carbonite will become a wholly owned subsidiary of j2;

•	j2 and the Purchaser determine that Section 251(h) is unavailable for any reason, then if, following consummation of the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, j2 and the Purchaser intend to complete the second-step merger as a “short form” merger under the DGCL; and

•	pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least eighty five percent (85%) of the outstanding Shares (excluding Shares owned (i) by persons who are directors and also officers of Carbonite and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange), any merger between j2 or the Purchaser and Carbonite will require approval of the Carbonite Board, and it could take up to two years to replace a majority of the members of the Carbonite Board.

In the Potential Merger as described in either of the first two bullets above, all Shares that were not purchased in the Offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the Offer (other than Shares owned by j2 or its subsidiaries (including, without limitation, the Purchaser)). If we purchase Shares pursuant to the Offer as described in the last bullet above, unless we enter into a merger agreement with Carbonite which is approved by the Carbonite Board, we will be under no legal obligation to complete a back-end merger. In addition, as discussed above, if we nonetheless choose to pursue such a merger, it could take a considerable amount of time (two annual meetings) to replace a majority of the Carbonite Board, and even then, due to the passage of time, we cannot assure you what consideration the Shares not purchased in the Offer would receive in such merger. See “The Offer—Section 12—Purpose of the Offer; Plans for Carbonite; Statutory Requirements; Short Form Merger.”

Stock Exchange Listing. The Shares are listed on NASDAQ. It is possible the Shares may no longer meet the standards for continued listing on NASDAQ and may be delisted from NASDAQ following consummation of the Offer. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ’s published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the minimum bid price falls below $1.00 per Share or (iii) the number of publicly held Shares (defined as total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding) fell below 750,000.

Registration Under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Carbonite to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Carbonite to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Carbonite and persons holding “restricted securities” of Carbonite may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. We intend to seek to cause Carbonite to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Carbonite.

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Carbonite contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of j2, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Carbonite to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to j2, the Purchaser, the Information Agent or the Depositary. j2, the Purchaser, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

According to the Carbonite 10-K, Carbonite was incorporated on February 10, 2005 and is a Delaware corporation. According to the Carbonite 10-Q, Carbonite’s principal executive office is located at Two Avenue de Lafayette, Boston, Massachusetts, 02111, and its telephone number is (617) 587-1100. According to the Carbonite 10-Q, Carbonite provides cloud backup solutions to individuals and businesses, and according to Carbonite’s Annual Report on Form 10-K filed with the SEC on March 5, 2014 (the “Carbonite 10-K”), as of December 31, 2013 Carbonite had approximately 421 full-time and 13 part-time employees. According to Carbonite’s Current Report on Form 8-K filed with the SEC on December 4, 2014, on December 3, 2014, Carbonite’s founder, chairman, president, and chief executive officer resigned as president and chief executive officer and Mohamad Ali was appointed as president and chief executive officer effective December 3, 2014.

Carbonite is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Carbonite is required to disclose in such proxy statements certain information, as of particular dates, concerning Carbonite’s directors and officers, their remuneration, stock options granted to them, the principal holders of Carbonite’s securities and any material interest of such persons in transactions with Carbonite. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning the Purchaser and j2.

Purchaser. The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of j2. The principal executive offices of the Purchaser are located at 6922 Hollywood Blvd., 5th Floor, Los Angeles, California 90028 (telephone number (323) 860-9200).

j2. j2 is a Delaware corporation and was formed in 1995. j2’s principal corporate and executive offices are located at 6922 Hollywood Blvd., 5th Floor, Los Angeles, California 90028 (telephone number (323) 860-9200). j2 is a global provider of Internet services. j2 manages its operations through two business segments: Business Cloud Services and Digital Media. Through its Business Cloud Services Division, j2 provides cloud services to businesses of all sizes, from individuals to enterprises, and license its intellectual property to third parties. j2’s Digital Media Division operates a portfolio of web properties providing technology, gaming and lifestyle content, and an innovative data-driven platform connecting advertisers with visitors to those properties and to visitors of third party websites that are part of the division’s advertising network. As of December 23, 2014, j2 had approximately 1,534 employees.

The principal trading market for j2’s common shares is the NASDAQ Global Select Stock Market. j2 is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth below under “Available Information.”

Legal Proceedings. From time-to-time, j2 is involved in litigation and other disputes or regulatory inquiries that arise in the ordinary course of its business. Many of these actions involve or are filed in response to patent actions filed by j2 against others. j2 does not believe, based on current knowledge, that any such matters, including those where an unfavorable outcome is reasonably possible, after giving effect to existing reserves, are likely to have a material adverse effect on j2’s consolidated financial position, results of operations or cash flows.

Properties. j2 leases approximately 40,000 square feet of office space for our global headquarters in Los Angeles, California under a lease that expires on January 31, 2020. j2’s Digital Media business is headquartered in New York City, where it leases approximately 43,000 square feet of office space under a lease that expires on May 31, 2019. Additionally, j2 has smaller leased office facilities in Arizona, California, Illinois, Massachusetts, Australia, Canada, Hong Kong, Ireland, Japan, New Zealand, The Netherlands and the United Kingdom. All of j2’s network equipment is housed either at its leased properties or at one of its multiple co-location facilities around the world.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of j2 and the members of the board of directors and the executive officers of the Purchaser are set forth in Schedule I to this Offer to Purchase.

None of j2, the Purchaser or, to the knowledge of j2 or the Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

As of the date of this Offer to Purchase, j2 and its subsidiaries own of record 2,539,920 Shares, representing approximately 9.42% of the outstanding Shares based on the Carbonite 10-Q.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at Purchaser’s expense.

10. Source and Amount of Funds.

The Purchaser estimates that it will need approximately $415.0 million to acquire all outstanding Shares pursuant to the Offer, and to pay related fees and expenses. This amount takes into account 3,198,301 Shares subject to issuance pursuant to outstanding options as of September 30, 2014, but excludes Shares owned by j2 and its subsidiaries. The Purchaser will need approximately $193.3 million to acquire 51% of the outstanding Shares pursuant to the Offer, and to pay related fees and expenses. This amount assumes a purchase price of $15.00 per Share and takes into account 3,198,301 Shares subject to issuance pursuant to outstanding options as of September 30, 2014, but excludes Shares owned by j2 and its subsidiaries. As of September 30, 2014, j2 and its subsidiaries had cash and cash equivalents in the amount of approximately $515 million. j2 expects to obtain the necessary funds from existing cash balances. The Offer is not conditioned on any financing arrangements or subject to a financing condition.

11.  Background of the Offer; Other Transactions with Carbonite.

Background of the Offer. As part of their ongoing evaluation of j2’s business and strategy, j2’s board of directors (the “j2 Board”) and senior management have from time-to-time evaluated prospects for acquisitions within the business cloud services and digital media industries, and pursued and closed upon strategic opportunities. In the course of j2’s ongoing evaluation, and in connection with certain events described below, j2’s management team and Board considered and reviewed a possible acquisition of Carbonite.

During the summer of 2012, representatives of j2 had various discussions with representatives of Carbonite regarding j2’s interest in Carbonite, including an in-person meeting in late August 2012 in Boston between Nehemiah Zucker, j2’s Chief Executive Officer, and David Friend, Chairman of Carbonite’s board of directors (the “Carbonite Board”) and the then Chief Executive Officer of Carbonite. Following this meeting, on August 31, 2012, j2 submitted a non-binding proposal (the “2012 Proposal”) to Carbonite to acquire all outstanding Carbonite Shares for cash consideration of $10.50 per fully diluted Share. On September 8, 2012, Carbonite, without making a counter-offer, informed j2 that it had rejected the 2012 Proposal. On November 5, 2012, j2 filed a Schedule 13D with the SEC disclosing that it had acquired 2,539,920 Shares and disclosing the 2012 Proposal and Carbonite’s rejection of that proposal.

For more than two years after it purchased its stake in Carbonite, j2 waited, along with Carbonite’s other stockholders, to give Carbonite the opportunity to create substantial additional value for its stockholders in excess of the 2012 Proposal, but Carbonite has not taken any such actions, and its stock price has reflected a lack of strategic direction. During this time, the j2 Board and management have continued to evaluate and consider j2’s investment in Carbonite.

On August 4, 2014, Richard Ressler, Chairman of the j2 Board, had a phone conversation with Pravin Vazirani, a member of the Carbonite Board, during which Mr. Vazirani agreed to arrange a lunch meeting among Mr. Ressler, Mr. Vazirani and potentially other members of the j2 and Carbonite Boards. On August 14, 2014, Mr. Ressler and Robert Cresci, the lead independent director of the j2 Board, held a lunch meeting with Todd Krasnow, Carbonite’s lead independent director, and Mr. Friend to discuss Carbonite’s strategic direction, including j2’s continued interest in an acquisition of Carbonite. j2 expressed its view that Carbonite should take a strategic course that would maximize stockholder value in the near term.

In early September 2014, Mr. Friend informed Mr. Ressler that Carbonite needed additional time to consider j2’s views. In early October 2014, Mr. Friend called Mr. Ressler and informed him that the Carbonite Board had decided to stay the course but was open to considering a sale of the company if the price were high enough.

On December 2, 2014, Mr. Ressler had a phone conversation with Mr. Vazirani, in which they discussed among other matters j2’s continued interest in acquiring Carbonite. After discussions among the executive committee of the j2 Board and the management team, and based on j2’s review of Carbonite’s publicly available information, on December 2, 2014, j2 decided to make a non-binding offer to acquire Carbonite, taking into account Mr. Friend’s statement that a sale would be considered if the price were high enough. That evening, j2 sent a letter to Carbonite (the “2014 Proposal”) proposing to acquire all outstanding shares of Carbonite common stock that j2 does not already own at a price of $15.00 per share in cash, representing a 28% premium to

$11.76, the closing price of Carbonite common stock on that day, and approximately 36% of the average closing price for the last 30 trading days. j2 filed an amendment to its Schedule 13D the next morning disclosing the 2014 Proposal.

Later that morning, Carbonite issued a press release confirming receipt of the 2014 Proposal and stating that the Carbonite Board would review and consider the offer.

On December 10, 2014, after not having received a response from Carbonite to the 2014 Proposal for more than one week, j2 sent a letter to Carbonite to urge Carbonite to commence negotiations with j2 or establish a program for j2 to participate in a value-maximizing sale process for Carbonite. In the letter, j2 expressed surprise at the timing and cost of Carbonite’s appointment of Mr. Ali as President and Chief Executive Officer, but also optimism that Mr. Ali’s background would make him well-suited to oversee a sale to j2 and/or a process that would give Carbonite stockholders greater value. j2 also noted the public letters sent by other large Carbonite stockholders which made clear that they shared j2’s desire to see Carbonite stockholders’ value maximized. j2 filed an amendment to its Schedule 13D the next morning disclosing the letter.

On December 11, 2014, Carbonite sent a letter to j2 in response to j2’s letter of December 10, 2014. While Carbonite indicated that it would consider j2’s proposal and that it had retained legal counsel for that purpose, Carbonite also informed j2 that it had yet to retain a financial advisor and that its process would take up to six weeks from the submission of j2’s 2014 Proposal—up until the first half of January 2015—before it would be in a position to even respond to j2.

On December 23, 2014, j2 sent a letter to Carbonite noting that, notwithstanding Carbonite’s need for more time to evaluate its own intrinsic value, Carbonite had announced the pending acquisition of MailStore Software GmbH (“MailStore”). j2’s letter further noted that two actions taken by the Carbonite Board since December 2, 2014—Mr. Ali’s hiring and the MailStore acquisition—reduced the value of Carbonite shares to j2 or another similarly-minded buyer. j2 stated that in light of the recent actions announced by Carbonite, j2 did not believe that Carbonite’s request for more time was in the best interest of j2 or of its fellow Carbonite stockholders and that j2 had determined that it is time to take its proposal directly to its fellow stockholders. As a result, j2 indicated its intention to launch a tender offer on December 24, 2014 for all outstanding shares of Carbonite common stock at a price of $15.00 per share. j2 concluded the letter by noting that it remained fully prepared and eager to engage in discussions with Carbonite.

On December 24, 2014, j2 and the Purchaser commenced the Offer.

Other Transactions with Carbonite. Except as described elsewhere herein, neither j2 nor any of its subsidiaries is currently engaged or has engaged, in the past two (2) years, in any transactions with Carbonite or any of its subsidiaries.

12.  Purpose of the Offer; Plans for Carbonite; Statutory Requirements; Short Form Merger.

Purpose of the Offer; Plans for Carbonite. The purpose of the Offer is for j2, through the Purchaser, to acquire control of, and ultimately the entire equity interest in, Carbonite. The Offer, as the first step in the acquisition of Carbonite, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Potential Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer.

j2 and the Purchaser are seeking to negotiate a definitive agreement for the acquisition of Carbonite by j2 and are prepared to begin such negotiations immediately.

Subject to applicable law, j2 and the Purchaser reserve the right to amend the Offer in any respect (including amending the offer price). In addition, in the event that j2 enters into a merger agreement with Carbonite and such merger agreement does not provide for a tender offer, j2 and the Purchaser reserve the right to terminate the Offer, in which case the Shares would, upon consummation of such merger, be converted into the consideration negotiated by j2, the Purchaser and Carbonite and specified in such merger agreement.

It is the intent of j2 and the Purchaser to acquire control of, and ultimately the entire equity interest in, Carbonite. If we complete the Offer, it is the current intention of j2 and the Purchaser ultimately to consummate the Potential Merger so that Carbonite will become a wholly owned subsidiary of j2. The timing for any such Potential Merger will depend on the circumstances. Specifically, if:

•	(i) we enter into a definitive merger agreement with Carbonite with respect to the acquisition of Carbonite by j2 of an affiliate thereof, (ii) the conditions of Section 251(h) can be satisfied and, (iii) pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least a majority of the outstanding Shares on a fully diluted basis, we expect to consummate a second-step merger pursuant to Section 251(h) of the DGCL with Carbonite in which Carbonite will become a wholly owned subsidiary of j2;

•	j2 and the Purchaser determine that Section 251(h) is unavailable for any reason, then if, following consummation of the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least ninety percent (90%) of the outstanding Shares on a fully diluted basis, j2 and the Purchaser intend to complete the second-step merger as a “short form” merger under the DGCL; and

•	pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by j2 or any of its subsidiaries, constitutes at least eighty five percent (85%) of the outstanding Shares (excluding Shares owned (i) by persons who are directors and also officers of Carbonite and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange), any merger between j2 or the Purchaser and Carbonite will require approval of the Carbonite Board, and it could take up to two years to replace a majority of the members of the Carbonite Board.

In the Potential Merger as described in either of the first two bullets above, all Shares that were not purchased in the Offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the Offer (other than Shares owned by j2 or its subsidiaries (including, without limitation, the Purchaser)). If we purchase Shares pursuant to the Offer as described in the last bullet above, unless we enter into a merger agreement with Carbonite which is approved by the Carbonite Board, we will be under no legal obligation to complete a back-end merger. In addition, as discussed above, if we nonetheless choose to pursue such a merger, it could take a considerable amount of time to replace a majority of the Carbonite Board, and even then, due to the passage of time, we cannot assure you what consideration the Shares not purchased in the Offer would receive in such merger. See “—Statutory Requirements; Short Form Merger” below.

If we acquire Shares pursuant to the Offer, depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Carbonite, we may, subsequent to consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

If the Shares are not delisted prior to the Potential Merger, we intend to cause the delisting of the Shares by NASDAQ promptly following consummation of the Potential Merger. We intend to seek to cause Carbonite to terminate registration of the Shares under the Exchange Act as soon after consummation of the Potential Merger as the requirements for deregistration are met. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

In connection with the Offer, j2 and the Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that the Purchaser acquires control of Carbonite. In addition, if and to the extent that the Purchaser acquires control of Carbonite or otherwise obtains access to the books and records of Carbonite, j2 and the Purchaser intend to conduct a detailed review, subject to applicable law, of Carbonite and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in Carbonite’s business, facility locations, corporate structure, product development, marketing strategies, capitalization, or management, rationalization of employment and cost levels or the divestiture of certain assets.

If we acquire control of Carbonite, we currently intend that, prior to our acquisition of all of the outstanding Shares of Carbonite or consummation of the Potential Merger, no dividends will be declared on the Shares.

Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Carbonite or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the Carbonite Board or management, any material change in Carbonite’s indebtedness, capitalization or dividend rate or policy or any other material change in Carbonite’s corporate structure or business.

Statutory Requirements; Short Form Merger. If j2 and the Purchaser acquire, pursuant to the Offer or otherwise, at least ninety percent (90%) of the outstanding Shares, the Purchaser intends to seek to effect a short-form merger pursuant to Section 253 of the DGCL as discussed in the following paragraph.

Section 253 of the DGCL provides that if a parent company owns at least ninety percent (90%) of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, the Purchaser directly or indirectly owns at least ninety percent (90%) of the outstanding Shares, j2 could effect the Potential Merger without prior notice to, or any action by, any other stockholder of Carbonite if permitted to do so under the DGCL. Even if we do not own ninety percent (90%) of the outstanding Shares following consummation of the Offer, we could seek to purchase additional Shares in the open market, in order to reach the ninety percent (90%) threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired may be greater or less than that paid in the Offer.

Section 203. If the 203 Condition is not satisfied but we elect, in our sole discretion, to consummate the Offer, Section 203 of the DGCL could delay our ability to acquire the entire equity interest in Carbonite. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning fifteen percent (15%) or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” with a Delaware corporation for a period of three years following the time at which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested stockholder.

We reserve the right to waive the 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with Carbonite as described above. On the other hand, if we purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with Carbonite for any period of time without complying with Section 203, we may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by Carbonite. We have not determined whether we would take any of the actions described above under such circumstances.

The exact timing and details of any merger or other similar business combination involving Carbonite will necessarily depend upon a variety of factors, including if and when Carbonite enters into a definitive merger agreement with us and the number of Shares we acquire pursuant to the Offer, and if and when any necessary approvals or waiting periods under the laws of the U.S. or any foreign jurisdiction applicable to the purchase of Shares pursuant to the Offer or a subsequent business combination expire or are terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer or such business combination on antitrust grounds, as described herein. It is possible that, as a result of substantial delays in our ability to effect such a transaction, actions Carbonite may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of Carbonite or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned, or may be proposed on different terms. We reserve the right not to complete a merger or other similar business combination with Carbonite or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value that is greater than or less than the amount referred to above.

The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

13. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Carbonite (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues, distributes to stockholders or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to our rights under “The Offer—Section 14—Conditions of the Offer,” we may make such adjustments in the offer price and other terms of the Offer and the Potential Merger as we deem appropriate to reflect such split, distribution, combination or other change, including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, Carbonite declares or pays any cash dividend on the Shares or other distribution on the Shares, including without limitation any distribution of shares of any class or any other securities or warrants or rights, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on Carbonite’s stock transfer records, then, subject to the provisions of “The Offer—Section 14—Conditions of the Offer,” (i) the offer price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

In the event that we make any change in the offer price or other terms of the Offer, including the number or type of securities offered to be purchased, we will inform Carbonite’s stockholders of this development and extend the expiration date of the Offer, in each case to the extent required by applicable law.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Antitrust Condition, the Impairment Condition or the 203 Condition shall not have been satisfied, or if, at any time on or after the date of this Offer to Purchase and before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following conditions exist:

(i) there is threatened, instituted or pending any claim, action or proceeding by any government, governmental authority or agency or any other person, domestic, state, federal, foreign or supranational, (a) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving Carbonite, (b) seeking to obtain material damages in connection with, or otherwise directly or indirectly relating to, the transactions contemplated by the Offer or any such merger or other similar business combination, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or those of Carbonite or any of our or Carbonite’s respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or those of Carbonite or any of our or Carbonite’s respective subsidiaries or affiliates or seeking to impose any limitation on our or any of our subsidiaries’ or affiliates’ ability to conduct such businesses or own such assets, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to retain and exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to Carbonite’s stockholders, (e) seeking to require divestiture or sale by us or any of our subsidiaries or affiliates of any Shares, (f) seeking relief that if granted will result in a material diminution in the benefits expected, in our reasonable judgment, to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or any merger or other business combination involving Carbonite or (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Carbonite or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates;

(ii) any action is taken, or any statute, rule, regulation, interpretation, judgment, injunction, order or decree is proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to j2, the Purchaser or any of their subsidiaries or affiliates, the Offer, the acceptance for payment of or payment for Shares, or any merger or other business combination involving Carbonite, by any court, government or governmental authority or agency, domestic, foreign or supranational (other than the application of the waiting period provisions of any antitrust laws to the Offer or to any such merger or other business combination), that, in our reasonable judgment, does or may, directly or indirectly, result in any of the outcomes which may occur as a result of the actions referred to in clauses (a) through (g) of paragraph (i) above;

(iii) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Carbonite or any of its subsidiaries that, in our reasonable judgment, is or may be materially adverse to Carbonite or any of its subsidiaries, we become aware or would reasonably be expected to become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of Carbonite or any of its subsidiaries or the value of the Shares to us, or we become aware or would reasonably expected to become aware of any material contractual right or obligation of Carbonite or any of its subsidiaries that, in our reasonable judgment, could result in a material decrease in the value of the Shares to us purchased in the Offer;

(iv) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business on December 23, 2014, (c) any change in the general political, market, economic or financial conditions in the United States or elsewhere that, in our reasonable judgment, could have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of Carbonite and its subsidiaries, taken as a whole, (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any material adverse change (or development or threatened development involving a prospective material adverse change) in United States dollars or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on or outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

(v) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including Carbonite or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than five percent (5%) of any class or series of capital stock of Carbonite (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than five percent (5%) of any class or series of capital stock of Carbonite (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this Offer to Purchase, (b) any such person or group which, prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Carbonite, through the acquisition of stock, the formation of a group or otherwise, constituting one percent (1%) or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Carbonite constituting one percent (1%) or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Carbonite or (d) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Carbonite or any assets or securities of Carbonite;

(vi) Carbonite or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the publicly disclosed terms in effect prior to commencement of the Offer of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Carbonite, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Carbonite, including without limitation any distribution of shares of any class or any other securities or warrants or rights, (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed or announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Carbonite or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed or announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Carbonite or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (i) adopted, entered into or amended any employment, severance, change of control, retention or other similar agreement, arrangement or plan with or for the benefit of any of its officers, directors, employees or consultants or made grants or awards thereunder, in each case other than in the ordinary course of business, or adopted, entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to officers, directors, employees or consultants as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of any merger or other similar business combination involving Carbonite (including, in each case, in combination with any other event such as termination of employment or service), (j) except as may be required by law, taken any action to terminate or amend or materially increase liability under any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of Carbonite or any of its subsidiaries, or we shall have become aware of any such action which was not previously announced, (k) transferred into escrow (or other similar arrangement) any amounts required to fund any existing benefit, employment, severance, change of control or other similar agreement, in each case other than in the ordinary course of business, (l) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that Carbonite or any of its subsidiaries shall have amended, or authorized or proposed any amendment to any of their respective certificates of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed or (m) adopted any plan or arrangement of the sort commonly referred to as a “stockholder rights plan,” “shareholder rights plan” or “poison pill” or any other similar plan, instrument or device that is designed to prevent or make, or has the effect of preventing or making, more difficult an unsolicited takeover of Carbonite;

(vii) we become aware or would reasonably be expected to become aware (a) that any material contractual right of Carbonite or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of Carbonite or any of its subsidiaries (other than indebtedness under its existing indenture(s)) has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving Carbonite or (b) of any covenant, term or condition in any instrument or agreement of Carbonite or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Carbonite or any of its affiliates or the value of the Shares to us or any of our affiliates (including any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of a merger or other similar business combination involving Carbonite);

(viii) we and Carbonite reach any agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(ix) Carbonite or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving Carbonite or any of its subsidiaries or the purchase of securities or assets of Carbonite or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including a right to acquire or receive any Shares or other securities, assets or business of Carbonite or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(x) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including the other matters described or referred to in “The Offer—Section 15—Certain Legal Matters; Regulatory Approvals; Appraisal Rights”) shall not have been obtained on terms satisfactory to j2 and the Purchaser or any waiting period or extension thereof imposed by any government or governmental authority or agency with respect to the Offer shall not have expired.

The foregoing conditions are for the sole benefit of j2, the Purchaser and their affiliates and may be asserted by us in our discretion regardless of the circumstances giving rise to any such conditions or may be waived by us in our discretion in whole or in part at any time or from time to time before the Expiration Date. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

15. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.

General. Based on our examination of publicly available information filed by Carbonite with the SEC and other publicly available information concerning Carbonite, we are not aware of any governmental license or regulatory permit that appears to be material to Carbonite’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes,” such approval or other action will be sought. Except as described below under “Antitrust,” there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions), or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Carbonite’s business or certain parts of Carbonite’s business might not have to be disposed of, any one of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 14—Conditions of the Offer.”

Delaware Business Combination Statute. Carbonite is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving Carbonite. For a discussion of the provisions of Section 203, see “The Offer—Section 12—Purpose of the Offer; Plans for Carbonite; Statutory Requirements; Short Form Merger—Section 203.”

Other State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Carbonite, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Carbonite, and we have not made efforts to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from obtaining voting rights in shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and Carbonite, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that they are inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 14—Conditions of the Offer.”

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Pursuant to the requirements of the HSR Act, we may not consummate the Offer until we have filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC and the waiting period has expired. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, fifteen (15) days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten (10) days after our substantial compliance with such request. Thereafter, such waiting period can be extended or the Offer enjoined only by court order. We will also comply with any antitrust clearance filing requirements imposed in foreign jurisdictions.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting periods under the HSR Act or foreign law. See “The Offer—Section 14—Conditions of the Offer.” Subject to certain circumstances described in “The Offer—Section 14—Conditions of the Offer,” any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, or by any other antitrust regulator, the Offer may, but need not, be extended.

At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or Carbonite’s substantial assets. Private parties and individual states may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Section 14—Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions. Shares will not be accepted for payment or paid for pursuant to the Offer if, before or after the expiration of the applicable waiting period under the HSR Act, the Antitrust Division, the FTC, a state, or a private party has commenced or threatens to commence an action or proceeding against the Offer or Potential Merger as a result of which any of the conditions described in “The Offer—Section 14—Conditions of the Offer” would not be satisfied.

If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with the Offer, j2 and the Purchaser, at their discretion, may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Potential Merger while such discussions are ongoing.

Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if the Potential Merger is consummated, stockholders of Carbonite who do not tender their Shares in the Offer, continue to hold Shares at the time of consummation of the Potential Merger, neither vote in favor of the Potential Merger nor consent thereto in writing and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares, collectively, the “Dissenting Shares”). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in the Potential Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Potential Merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the Potential Merger.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any Carbonite stockholders wishing to pursue appraisal rights with respect to the Potential Merger consult their legal advisors.

Any merger or other similar business combination with Carbonite would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Carbonite and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16. Legal Proceedings.

We are not aware of any legal proceedings relating to this Offer to Purchase.

17. Fees and Expenses.

We have retained D.F. King & Co., Inc. to act as the Information Agent and Computershare Trust Company, N.A.to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.  Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of j2 or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer—Section 9—Certain Information Concerning the Purchaser and j2” of this Offer to Purchase.

Copper Holdings, Inc.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF j2 AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF j2

The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of j2 and the Purchaser are set forth below. The business address of each director and officer is care of j2 Global, Inc., 6922 Hollywood Blvd., 5th Floor, Los Angeles, California 90028. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with j2. None of the directors and officers of j2 listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed are citizens of the United States.

BOARD OF DIRECTORS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Richard S. Ressler, Chairman	Richard S. Ressler has been Chairman of the Board of Directors and a director of j2 Global since 1997, and served as j2 Global’s Chief Executive Officer from 1997 to 2000, serving in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital Corporation (“Orchard Capital”). Mr. Ressler is the founder and President of Orchard Capital, a firm that provides consulting and advisory services to companies (including j2 Global) in which Orchard Capital or its affiliates invest. He has been President of Orchard Capital since 1994. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM Group, L.P., (together with its affiliates, “CIM”), a real estate investment and management company and Orchard First Source Asset Management (together with its affiliates, “OFSAM”), an investment adviser focusing on middle market debt investments. Both OFSAM and its wholly owned subsidiary, OFS Capital Management, LLC, are registered with the SEC as registered investment advisers. Mr. Ressler currently serves on the board of PMC Commercial Trust and also serves as a board member for various private companies in which Orchard Capital or its affiliates invest.

Douglas Y. Bech, Director	Douglas Y. Bech has served as a director of j2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com, a company j2 Global acquired in November 2000. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, a company that owns and operates vacation ownership resorts throughout North America. Mr. Bech practiced securities and corporate finance law from 1970 until 1997. He served on the board of Frontier Oil Corporation since 1993, which merged with Holly Corporation in July 2011 and is now HollyFrontier Corporation, and is currently the lead independent director of HollyFrontier. Mr. Bech also serves on the board of PMC Commercial Trust.

Robert J. Cresci, Director	Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. He currently serves on the boards of Luminex Corporation, OFS Capital Corporation and PMC Commercial Trust. Mr. Cresci

Name	Current Principal Occupation or Employment and Five-Year Employment History

previously served on the board of Continucare Corporation until 2011 and the board of Sepracor, Inc. until 2009.

W. Brian Kretzmer, Director	W. Brian Kretzmer was elected to j2 Global’s Board of Directors in July 2007. He is currently an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1999 to 2000.

Stephen Ross, Director	Stephen Ross was elected to j2 Global’s Board of Directors in July 2007. From 1989 to the present, he has served in various positions with Warner Bros Entertainment, Inc. He is currently Executive Vice President—Recreational Enterprises. Until 2009, Mr. Ross also served as a director of Grill Concepts, Inc., a restaurant company.

EXECUTIVE OFFICERS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Nehemia Zucker, Chief Executive Officer	Nehemia Zucker has been j2 Global’s Chief Executive Officer since May 2008.

R. Scott Turicchi, President and Chief Financial Officer	R. Scott Turicchi has been j2 Global’s President since May 2008 and has served as its Chief Financial Officer since August 2014. He also serves as Chairman of the Board of Governors of Thomas Aquinas College, Co-Chairman of the Council for Institutional Advancement for the Pontifical North American College and a Governor of Legatus International.

Jeffrey D. Adelman, Vice President, General Counsel and Secretary	Jeffrey D. Adelman has been j2 Global’s Vice President, General Counsel and Secretary since September 2000. Mr. Adelman is a member of the state bars of California and Michigan. He also serves on the Board of Directors of Presbia Holdings, a developer and marketer of advanced ophthalmologic technology.

Steven P. Dunn, Chief Accounting Officer	Steven P. Dunn was appointed as Chief Accounting Officer of j2 Global effective May 10, 2012. Mr. Dunn had previously served as j2 Global’s Controller since joining j2 Global in March 2008. Mr. Dunn is a Certified Public Accountant and has over 20 years of accounting experience in various industries.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Jeffrey D. Adelman, Director and President and Secretary	Jeffrey D. Adelman has been j2 Global’s Vice President, General Counsel and Secretary since September 2000. Mr. Adelman is a member of the state bars of California and Michigan. He also serves on the Board of Directors of Presbia Holdings, a developer and marketer of advanced ophthalmologic technology.

R. Scott Turicchi, Director and Chief Financial Officer and Treasurer	R. Scott Turicchi became j2 Global’s President in May 2008 and has served as its Chief Financial Officer since August 2014. He is also Vice Chairman of the Board of Governors of Thomas Aquinas College, Co-Chairman of the Council for Institutional Advancement for the Pontifical North American College and a Governor of Legatus International.

The Depositary for the Offer is:

If delivering by mail:	If delivering by overnight courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at the telephone numbers, address and/or email addresses set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 884-4969

Email: carbonite@dfking.com